Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Cutera, Inc.

Ron Santilli

Chief Financial Officer

415-657-5500

Investor Relations

John Mills

Integrated Corporate Relations, Inc.

310-395-2215

jmills@icrinc.com

CUTERA REPORTS STRONG FIRST QUARTER 2005 RESULTS AND RAISES GUIDANCE

•	Revenue increased by 31% to $15.1 million.

•	Earnings per diluted share improved to $0.11 from $0.02.

•	Cash generated by operations increased by 58% to $1.6 million.

•	Full-year fiscal 2005 revenue and earnings guidance raised.

Brisbane, California, May 2, 2005 – Cutera, Inc. (Nasdaq: CUTR), a leading provider of laser and other light-based aesthetic systems, today reported financial results for the first fiscal quarter ended March 31, 2005.

First quarter 2005 revenue was $15.1 million, representing a 31% increase over the $11.6 million recorded in the first quarter of 2004. Gross margin during the first quarter of 2005 was 73%, compared to 69% in the same period in 2004. Net income for the first quarter of 2005 was $1.5 million, or $0.11 per diluted share, compared to $221,000, or $0.02 per diluted share, in the first quarter of 2004. Included in the first quarter of 2005 results is $426,000 of pre-tax, non-cash, stock-based compensation charges, compared to charges of $372,000 in the first quarter of 2004. Cash generated by operations in the first quarter of 2005 increased by 58% to $1.6 million, compared with $1.0 million in the first quarter of 2004.

Kevin Connors, President and Chief Executive Officer, said “Our better-than-expected first quarter 2005 performance reflects the strength of our product portfolio and expansion of our sales channels. During the first quarter, we completed the launches of our Titan application and single-technology tabletop platform, Solera. We have been highly successful positioning our new tabletop platform with the aesthetic practitioner market and leveraging our installed base of customers by offering our new value-added Titan application to their existing products. These launches, combined with the continued strong acceptance of our existing multi-application Xeo, enabled us to broaden both our product offerings and our target market.”

Mr. Connors concluded, “With the breadth of our innovative product offerings, a strong balance sheet, a global business infrastructure, and a talented pool of employees, we are in an excellent position to leverage our strengths to become a global leader in the fast growing worldwide light based aesthetics market.”

Management believes second quarter 2005 revenue will be approximately $16.0 million with earnings per diluted share of approximately $0.11. For full year 2005, management is raising revenue guidance to approximately $67.0 million, from $66.0 million provided at the beginning of the first quarter, to reflect the better-than-expected first quarter 2005 results. In addition, management is raising its earnings per diluted share guidance for the full year 2005 to $0.48, from $0.40. The projected increase in earnings per diluted share is primarily attributable to better than expected first quarter 2005 results, a lower effective tax rate, and an improved operating margin outlook for the remainder of 2005.

Conference Call

Cutera, Inc. will host a conference call on May 2, 2005, at 2:00 p.m. Pacific (5:00 p.m. Eastern) to discuss its first quarter 2005 results. The earnings call will be broadcast live over the internet hosted at the Investor Relations section of the company’s website at http://www.cutera.com and will be archived online within one hour of the completion of the conference call. In addition, you may call 800-811-8824. Participating in the call will be Kevin Connors, President and Chief Executive Officer, and Ron Santilli, Chief Financial Officer.

A telephonic playback will be available from 4:00 p.m. PST on May 2, 2005 through 11:59 p.m. PST on May 16, 2005 by calling 888-203-1112. To access this playback, please enter pass code 8512246.

About Cutera, Inc.

Brisbane, Calif.-based Cutera is a leading provider of laser and other light-based aesthetic systems to the professional aesthetic market. Since 1998, Cutera has developed innovative, easy-to-use products that enable dermatologists, plastic surgeons, gynecologists, primary care physicians and other qualified practitioners to offer safe, effective and non-invasive aesthetic treatments to their patients. For more information, call 1-888-4CUTERA or visit www.cutera.com

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning Cutera’s ability to broaden its product offerings and its target market, as well as Cutera’s financial guidance for the second quarter and remainder of fiscal year 2005, are forward-looking statements within the meaning of the Safe Harbor. Forward-Looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties, which may cause Cutera’s actual results to differ materially from the statements contained herein. Cutera’s first quarter 2005 financial results, as discussed in this release, are preliminary and unaudited, and subject to adjustment. Estimates for the remainder of 2005 financial results, are subject to a number of assumptions regarding the future operation of our business. Further information on potential risk factors that could affect Cutera’s business and its financial results are detailed in its 10-K as filed with the Securities and Exchange Commission on March 25, 2005. Undue reliance should not be placed on forward–looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. Cutera undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

— Financial Tables Follow —

CUTERA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$10,262	$7,070
Marketable investments	58,847	59,200
Accounts receivable, net	5,925	6,643
Inventory	3,743	3,004
Current portion of deferred tax asset	2,290	2,284
Other current assets	1,110	878

Total current assets	82,177	79,079

Property and equipment, net	1,054	1,071
Intangibles, net	385	399
Deferred tax asset, net of current portion	—	—

Total assets	$83,616	$80,549

Liabilities and Stockholders’ Equity
Liabilities:

Accounts payable	$967	$1,195
Accrued liabilities	7,535	8,194
Deferred revenue	1,184	1,171

Total current liabilities	9,686	10,560

Deferred rent	760	648
Deferred revenue, net of current portion	835	833
Non-current portion of deferred tax liability	60	52

Total liabilities	11,341	12,093

Stockholders’ equity:
Common stock	11	11
Additional paid-in capital	64,721	62,738
Deferred stock-based compensation	(1,863)	(2,226)
Retained earnings	9,428	7,942
Other comprehensive loss	(22)	(9)

Total stockholders’ equity	72,275	68,456

Total liabilities and stockholders’ equity	$83,616	$80,549

CUTERA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2005	2004
Net revenue	$15,147	$11,580
Cost of revenue(1)	4,014	3,647

Gross profit	11,133	7,933

Operating expenses:
Sales and marketing	5,748	4,279
Research and development	1,081	959
General and administrative	2,071	2,069
Amortization of stock-based compensation(1)	397	321

Total operating expenses	9,297	7,628

Income from operations	1,836	305
Interest and other income, net	286	58

Income before income taxes	2,122	363
Provision for income taxes	(636)	(142)

Net income	$1,486	$221

Net income available to common stockholders used in basic earnings per share	$1,486	$72

Net income per share
Basic	$0.13	$0.03

Diluted	$0.11	$0.02

Weighted-average number of shares used in per share calculations:
Basic	11,093	2,292

Diluted	13,532	9,411

(1) Amortization of stock-based compensation related to:

Cost of revenue	$29	$51

Operating expenses:
Sales and marketing	52	83
Research and development	104	99
General and administrative	241	139

	397	321

Total amortization of stock-based compensation	$426	$372

CUTERA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2005	2004
Cash flows from operating activities:
Net income	$1,486	$221
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	161	123
Allowance for doubtful accounts	(39)	52
Reserve for excess and obsolete inventory	250	—
Stock based compensation	426	372
Change in deferred tax asset	2	(332)
Tax benefit related to employee stock options	553	56
Disposal on Assets	—	104
Changes in assets and liabilities:
Accounts receivable	757	862
Inventory	(989)	(547)
Other current assets	(232)	(1,042)
Accounts payable	(228)	305
Accrued liabilities	(659)	544
Deferred rent	112	312
Deferred revenue	15	(5)

Net cash provided by operating activities	1,615	1,025

Cash flows from investing activities:
Acquisition of property and equipment	(130)	(363)
Proceeds from sales of marketable investments	3,950	—
Proceeds from maturities of marketable investments	1,010	—
Purchase of short term investments	(4,620)	—

Net cash provided by (used in) investing activities	210	(363)

Cash flows from financing activities:
Proceeds from exercise of stock options	1,367	26

Net cash provided by financing activities	1,367	26

Net increase in cash and cash equivalents	3,192	688

Cash and cash equivalents at beginning of period	7,070	10,290

Cash and cash equivalents at end of period	$10,262	$10,978

Supplemental disclosure of cash flow information:
Deferred stock-based compensation, net of cancellation	$63	$(102)
Cash paid for taxes	$373	$524
Subscription receivable	$—	$40,362